Comparison of change in value of $10,000 investment in Dreyfus Appreciation Fund, Inc.
and the Standard & Poor's 500 Composite Stock Price Index

EXHIBIT A:


                      Dreyfus       Standard & Poor's 500
                   Appreciation       Composite Stock
    PERIOD          Fund, Inc.          Price Index *

   12/31/91           10,000               10,000
   12/31/92           10,463               10,761
   12/31/93           10,536               11,844
   12/31/94           10,918               11,999
   12/31/95           15,055               16,502
   12/31/96           18,920               20,289
   12/31/97           24,189               27,055
   12/31/98           31,652               34,793
   12/31/99           34,807               42,110
   12/31/00           35,434               38,278
   12/31/01           31,625               33,732


 * Source: Lipper Inc.